EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the KB Home 401(k) Savings Plan of our reports (a) dated January 29, 2010, with respect to the consolidated financial statements of KB Home included in its Annual Report (Form 10-K) for the year ended November 30, 2009, and (b) dated June 29, 2010, with respect to the financial statements and schedule of the KB Home 401(k) Savings Plan included in the Plan’s Annual Report (Form 11-K), for the year ended December 31, 2009, both filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Los Angeles, California
July 15, 2010